Exhibit 99.1

For Immediate Release

SAGENT CONTACT:

Ron Pauli

(847) 908-1604

MEDIA CONTACT:

Geoff Curtis, WCG

(312) 646-6298

SAGENT PHARMACEUTICALS REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

-Conference Call Today at 9:00 a.m. CDT-

SCHAUMBURG, Ill., May 13, 2011 – Sagent Pharmaceuticals, Inc. (NASDAQ: SGNT) today announced financial results for the first quarter ended March 31, 2011 and provided a corporate update.

“The company has already made tremendous progress so far in 2011 as we grew our revenues by more than 250 percent year-over-year and completed our initial public offering in April, pricing at the high end of the range, increasing the number of primary shares offered by 15%, and had our underwriters exercise their overallotment option for an additional 15% of the offering,” said Jeffrey M. Yordon, chief executive officer, founder, and chairman of the board of Sagent. “We expect the funds used from our recently completed initial public offering to be used to support the forthcoming launches of the 45 products represented by the 79 ANDAs that have been recently approved or are pending approval by the FDA, to more rapidly expand our development pipeline and for general corporate purposes.”

Recent Accomplishments

•

Priced its initial public offering on April 19, 2011 and began trading on the NASDAQ Global Market under the trading symbol “SGNT” on April 20, 2011. Net proceeds from Sagent’s initial public offering were approximately $95.5 million.

•	Announced U.S. Food and Drug Administration (“FDA”) approval and the launch of four presentations of midazolam injection, USP, a general anesthetic. Midazolam is offered in latex-free vials.

First Quarter 2011 Financial Results

Net revenue for the first quarter of 2011 was $30.3 million, an increase of $21.7 million, or 251%, compared to $8.6 million in the first quarter of 2010. The launch of 31 new codes or presentations of 11 new products since March 2010 contributed $14.2 million, or 65%, of the net revenue increase for the first quarter. Gross profit for the first quarter of 2011 was $4.6 million, or 15.1% of net revenues, compared to $0.3 million, or 3.4% of net revenues, in the first quarter of 2010.

Total operating expenses for the first quarter of 2011 were $8.0 million, compared with $7.4 million for the same period in 2010. Product development expense for the first quarter totaled $2.4 million compared to $2.8 million in the first quarter 2010. Selling, general and administrative (“SG&A”) expenses for the first quarter 2011 totaled $5.0 million compared to $4.2 million in the first quarter 2010, the increase due primarily due to increases in headcount and corporate infrastructure to support Sagent’s initial public offering and revenue growth. SG&A comprised 16.4% and 48.2% of net revenue in the first quarter of 2011 and 2010, respectively. The decrease in SG&A as a percentage of revenue reflects the benefit of anticipated sales growth over Sagent’s relatively fixed and in-place selling and administrative infrastructure.

Cash and cash equivalents at March 31, 2011 totaled $32.6 million, and working capital totaled $40.9 million. This does not include the net proceeds of approximately $95.5 million generated from our initial public offering that was completed in April 2011.

Conference Call Information

To participate by telephone in today’s live call beginning at 9:00 a.m. Central Time, please call 877-293-5456 from North America or +1-707-287-9357 globally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website www.sagentpharma.com. A replay also will be available for 30 days following the live call.

About Sagent Pharmaceuticals

Sagent Pharmaceuticals, Inc., founded in 2006, is a specialty pharmaceutical company focused on developing, manufacturing, sourcing and marketing pharmaceutical products, with a specific emphasis on injectable products. Sagent has created a unique, global network of resources, comprised of rapid development capabilities, sophisticated manufacturing and innovative drug-delivery technologies, quickly yielding an extensive portfolio of pharmaceutical products that fulfills the evolving needs of patients.

Forward-Looking Statement

This press release contains a number of forward-looking statements. Words, and variations of words such as “expect,” “goals,” “plans,” “believe,” continue,” “may,” “will,” and similar expressions are intended to identify our forward-looking statements, including but not limited to, the adequacy of our current cash balances, including cash received from our IPO, to fund our ongoing operations; and the planned usage of funds from our initial public offering, including the ultimate approval of ANDAs pending with the US Food and Drug Administration. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Such factors include, but are not limited to, our reliance on business partners for the manufacture and development of our products, regulatory policies and enforcement procedures at the FDA, the maintenance of our group purchasing organization relationships, and our reliance on two of our products, heparin and cefepime, which are supplied by a single vendor, for a significant portion of our net revenues. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including the IPO prospectus filed by Sagent on April 21, 2011. Sagent disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Financial Tables	Schedule 1

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share amounts) (Unaudited)

	Three months ended March 31,
	2011	2010	$ change	% change

Net revenue	$30,344	$8,644	$21,700	251%
Cost of sales	25,755	8,351	17,404	208%

Gross profit	4,589	293	4,296	1467%
Gross profit as % of net revenues	15.1%	3.4%	11.7%

Operating expenses:
Product development	2,357	2,794	(437)	-16%
Selling, general and administrative	4,975	4,166	809	19%
Equity in net loss of joint ventures	673	435	238	55%

Total operating expenses	8,005	7,395	610	8%

Loss from operations	(3,416)	(7,102)	3,686	-52%
Interest income and other	19	4	15	375%
Interest expense	(520)	(239)	(281)	118%
Change in fair value of preferred stock warrants	(454)	–	(454)	100%

Loss before income taxes	(4,371)	(7,337)	2,966	-40%
Provision for income taxes	–	–	–	0%

Net loss	$(4,371)	$(7,337)	$2,966	-40%

Net loss per common share:
Basic	$(2.09)	$(3.90)	$1.80	-46%
Diluted	$(2.09)	$(3.90)	$1.80	-46%

Schedule 2

Sagent Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$32,416	$34,376
Restricted cash and cash equivalents	87	208
Accounts receivable, net of chargebacks and other deductions	19,916	18,939
Inventories, net	31,439	30,567
Prepaid expenses and other current assets	6,650	5,309
Due from related party	407	868
Note receivable	120	120
Deferred income taxes	6	6

Total current assets	91,041	90,393
Restricted cash and cash equivalents	100	100
Property, plant, and equipment, net	737	785
Investment in joint ventures	23,384	24,466
Deferred financing costs, net	822	232
Intangible assets, net	2,579	2,613

Total assets	$118,663	$118,589

Liabilities, preferred stock and stockholders’ equity
Current liabilities:
Accounts payable	$14,914	$24,449
Due to related party	1,908	2,494
Accrued profit sharing	3,693	3,717
Accrued liabilities	4,262	4,800
Preferred stock warrants	1,886	1,432
Current portion of long-term debt	4,773	–
Notes payable	18,738	20,726

Total current liabilities	50,174	57,618

Long term liabilities:
Long-term debt	10,227	–
Deferred income taxes	6	6
Other long-term liabilities	600	–

Total liabilities	61,007	57,624

Preferred stock
Series A preferred stock—$0.00001 par value; 113,000,000 authorized and outstanding at March 31, 2011 and December 31, 2010 (liquidation preference $113,000)	113,000	113,000
Series B preferred stock—$0.00001 par value; 39,136,052 authorized and 32,714,284 outstanding at March 31, 2011 and December 31, 2010 (liquidation preference $45,800)	44,774	44,774

Total preferred stock	157,774	157,774

Stockholders’ equity (deficit):
Common stock—$0.000008 par value; 23,539,769 and 23,539,769 authorized and 2,220,569 and 2,054,467 outstanding at March 31, 2011 and December 31, 2010, respectively	–	–
Additional paid-in capital	3,136	2,318
Accumulated other comprehensive income	1,529	1,285
Accumulated deficit	(104,783)	(100,412)

Total stockholders’ equity (deficit)	(100,118)	(96,809)

Total liabilities, preferred stock and stockholders’ equity (deficit)	$118,663	$118,589